Exhibit 99.03

                            EDMUNDSON INTERNATIONAL, INC.
                                 1516 Pontius Avenue
                         Los Angeles, California  90025-3306
                              TELEPHONE  (310)  477-2418
                              FACSIMILE  (310)  473-1745


          January __, 1997


          United States Filter Corporation
          40-004 Cook Street
          Palm Desert, CA  92211

          Attn:  Chief Executive Officer

          RE:  Option, Transfer and Registration Agreement
               Among United States Filter Corporation,
               Edmundson International, Inc., Hajoca Corporation,
               Christopher M. Pappo and Richard J. Klau dated as
               of October 28, 1996 (the "Agreement")
               __________________________________________________


          Gentlepersons:

          This is to confirm the exercise on December 27, 1996, of the Put Right to sell 3,201,507 shares of common stock of United States Filter Corporation to you at a price of $33.125 per share pursuant to the provisions of Section 15 of the Agreement, which you hereby acknowledge. Terms defined in the Agreement shall have the same meaning in this letter agreement.

          In accordance with discussions which we have had since
          December 27th, we have agreed to modify the Agreement, as follows:

               1. Two registration statements covering the 3,201,507 shares have been filed by you with the Securities and Exchange Commission and will be effective when declared so by the SEC.
          The Shares will be sold for the separate accounts of each Holder through Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). Arrangements have been made by the Holders to establish accounts with DLJ. The Holders will have no expense in connection with the sales of the shares through DLJ, and you agree that all Registration Expenses and Selling and Distribution Expenses shall be borne by the Company.

               2. The shortfall, if any, between the excess of the Average Specified Price of $33.125 per share over the net proceeds per share received from DLJ from the sale of the Shares by each Holder prior to the close of business on January 27,

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          United States Filter Corporation
          January __, 1997
          Page 2



          1997, multiplied by the number of Shares sold by such Holder prior to said date, shall be paid by the Company to each Holder in immediate funds by wire transfer on January 28, 1997.

               3. If the full 3,201,507 Shares are not sold through DLJ prior to the close of business on January 27, 1997, the unsold balance shall continue to be sold by DLJ through the close of business on February 26, 1997, at which time the Company will purchase all unsold Shares for the Average Specified Price of $33.125 per share and remit to each Holder on February 27, 1997, in immediate funds by wire transfer, (a) the purchase price for said unsold Shares, (b) the shortfall, if any, between the excess of the Average Specified Price of $33.125 per share over the average net proceeds per share received from DLJ from the sale of the Shares by such Holder between January 27, 1997 and February 26, 1997, multiplied by the number of Shares sold by such Holder during said period, and (c) interest on the aggregate amount payable pursuant to clauses (a) and (b) above, as well as on any other amounts owed to the Holders hereunder, at the then current Prime or Bank Reference Rate of Bank of America for the period commencing on January 28, 1997, and ending on the date of payment.

               4.   The parties agree that the last sentence of
          Section 15(c) of the Agreement is hereby deleted. Sections 1 and 10 through 20 of the Agreement, to the extent not inconsistent with or superseded hereby, shall apply with equal force to the arrangements covered by this letter agreement.

          If the foregoing accurately reflects our understanding, kindly execute this letter agreement in the place provided below, return a copy to the undersigned and the Holders will implement the sale of the Shares through DLJ.

          Very truly yours,


          Edmundson International, Inc.,          AGREED in accordance with
          attorney-in-fact for each Holder        the foregoing this ______
                                                  day of January, 1997.


                                                  United States Filter
                                                  Corporation


          By:                                     By:
             _______________________________         ______________________
               Bernard E. Lyons                        Richard J. Heckmann
               Vice President                          Chairman